As filed with the Securities and Exchange Commission on November 5, 2021.

Registration No. 333-260111

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FLEXENERGY GREEN SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	3629	86-1384045
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

112 Corporate Drive

Portsmouth, NH 03801

(603) 430-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark Schnepel

Chief Executive Officer

FlexEnergy Green Solutions, Inc.

112 Corporate Drive

Portsmouth, NH 03801

(603) 430-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Garett Sleichter, Esq. Rutan & Tucker, LLP 18575 Jamboree Road Suite 900 Irvine, CA 92612 Phone (714) 641-5100 Fax (714) 546-9035	Michael A. Hedge, Esq. K&L Gates LLP 1 Park Plaza Twelfth Floor Irvine, CA 92614 Phone (949) 253-0900 Fax (949) 253-0902

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-260111) is filed solely to amend Item 16 of Part II thereof and update Exhibit 23.1 thereto. This Amendment No. 2 does not modify any provision of the preliminary prospectus contained in Part I. Accordingly, the preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth all expenses to be paid by us, other than underwriting discounts and commissions, upon completion of this offering. All amounts shown are estimates except for the SEC registration fee, the exchange listing fee and the FINRA filing fee.

SEC registration fee	$4,266
FINRA filing fee	$9,500
Exchange listing fee	$50,000
Printing and engraving expenses	$180,000
Legal fees and expenses	$750,000
Accounting fees and expenses	$2,200,000
Transfer agent and registrar fees	$4,400
Miscellaneous expenses	$426,834
Total	$3,625,000

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes the board of directors of a corporation to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

Our Certificate of Incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for breach of the fiduciary duty of care, but will be liable for monetary damages for the following:

•	any breach of their duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, our Certificate of Incorporation and Bylaws provide that we will indemnify and hold harmless, to the fullest extent permitted by the Delaware General Corporation Law, any director or officer who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees and other amounts) reasonably incurred. The foregoing rights to indemnification generally do not apply to a proceeding initiated by a director or officer unless the proceedings were approved by our board of directors, the indemnification is required by law or the director or officer is seeking enforcement of the indemnification and advancement rights. Our Certificate of Incorporation and our Bylaws will also provide that we must pay the expenses (including attorneys’ fees) incurred by a director or officer in defending any proceeding in advance of its final disposition, provided that such payment of expenses in advance of the final disposition of the proceeding will be made only upon receipt of an undertaking by such director or officer to repay all amounts advanced if it is ultimately determined that the director or officer is not entitled to be indemnified.

II-2

Further, we have entered into or will enter into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in any such action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are expected to be included in our Certificate of Incorporation, Bylaws and in indemnification agreements that we have entered into or will enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

The underwriting agreement filed as Exhibit 1.1 to this registration statement will provide for indemnification by the underwriters of us and our officers and directors for certain liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

In connection with the Contribution Transaction, 9,678,878 shares of common stock will be issued to FlexEnergy Power Solutions, LLC. The common stock will be issued in reliance on the exemption contained in Section 4(a)(2) of the Securities Act, as a transaction by an issuer not involving any public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)	Exhibits. See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b)	Financial Statement Schedules. All financial statement schedules are omitted because the information called for is not required or is shown either in the combined consolidated financial statements or in the notes thereto.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1)            For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)            For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Exhibit Description
1.1*	Form of Underwriting Agreement.
2.1*	Form of Contribution Agreement, to be in effect at the consummation of this offering.
3.1*	Form of Second Amended and Restated Certificate of Incorporation, to be in effect at the consummation of this offering.
3.2*	Form of Amended and Restated Bylaws, to be in effect at the consummation of this offering.
4.1*	Form of Warrant to be issued to Roth Capital Partners, LLC in connection with this offering.
5.1*	Opinion of Rutan & Tucker, LLP.
10.1+*	Form of 2021 Incentive Award Plan and forms of award agreements thereunder, to be in effect at the consummation of this offering.
10.2+*	Form of Indemnity Agreement between FlexEnergy Green Solutions, Inc. and each of its directors and executive officers, to be in effect at the consummation of this offering.
10.3*	Form of Registration Rights Agreement among FlexEnergy Green Solutions, Inc., FlexEnergy Power Solutions, LLC, RNS Flex, LLC and TRF Platform Holdings, LLC to be in effect at the consummation of this offering.
10.4+*	Form of Board Chairperson Compensation Agreement between FlexEnergy Green Solutions, Inc. and George Walker, to be in effect at the consummation of this offering.
10.5+*	Form of Executive Employment Agreement between FlexEnergy Energy Systems, Inc. and Mark Schnepel, to be in effect at the consummation of this offering.
10.6+*	Form of Executive Employment Agreement between FlexEnergy Energy Systems, Inc. and Wes Kimmel, to be in effect at the consummation of this offering.
10.7+*	Form of Executive Employment Agreement between Flex Leasing Power & Service LLC and Doug Baltzer, to be in effect at the consummation of this offering.
10.8*	Sublease between Pioneer New Hampshire LLC and FlexEnergy Systems, Inc. dated December 23, 2020.
10.9*	Office Lease between Flex Leasing Power & Service LLC and GPI Plaza Tower, LP, dated February 19, 2018.
10.10*	First Amendment to Office Lease between Flex Leasing Power & Service LLC and GPI Plaza Tower, LP, dated August 29, 2019.
10.11*	Sublease between Flex Leasing Power & Service LLC and Energes, LLC, dated April 12, 2016.
10.12*	Lease Agreement between Flex Leasing Power Service ULC and Bennett Financial Corp, dated December 1, 2015.
10.13*	Lease Renewal Agreement between Flex Leasing Power Service ULC and Bennett Financial Corp, dated July 1, 2020.
10.14*	Commercial Lease between Flex Leasing Power & Service LLC and West Epley LLC dated August 15, 2019.
10.15*	Commercial Lease Amendment between Flex Leasing Power & Service LLC and West Epley LLC dated June 1, 2020.
10.16*	Lease Agreement between FlexEnergy Energy Systems, Inc. and 1 Progress LLC, dated January 2019.
10.17*	First Lease Amendment between FlexEnergy Energy Systems, Inc. and 1 Progress LLC, dated February 22, 2021.
10.18*	Credit Agreement among Flex Leasing & Power Service LLC, as borrower, each of the other loan parties from time to time party thereto, the lenders from time to time party thereto and Texas Capital Bank, National Association, as administrative agent, swing line lender and L/C issuer, dated February 8, 2019.
10.19*	Pledge and Security Agreement among Flex Leasing Power & Service LLC, Flex Power Co. and Texas Capital Bank, National Association dated February 8, 2019.

Exhibit Number	Exhibit Description
10.20*	Parent Pledge and Limited Guaranty Agreement among FlexEnergy Power Solutions, LLC and Texas Capital Bank, National Association dated February 8, 2019.
10.21*	Subordination and Intercreditor Agreement among RNS Flex, LLC, Energy Special Situations Fund II, L.P., ESS Participation Fund II, L.P., TRF Platform Holdings, LLC, FlexEnergy Power Solutions, LLC, Flex Leasing Power & Service LLC and Texas Capital Bank, National Association dated February 8, 2019.
10.22*	First Amendment to Credit Agreement and First Amendment to Pledge and Security Agreement among Flex Leasing & Power Service LLC, as borrower, each of the other borrowers and loan parties party thereto, the lenders party thereto and Texas Capital Bank, National Association, as administrative agent, dated January 27, 2020.
10.23*	Second Amendment to Credit Agreement among Flex Leasing & Power Service LLC, as borrower, each of the other borrowers and loan parties party thereto, the lenders party thereto and Texas Capital Bank, National Association, as administrative agent, dated August 28, 2020.
10.24*	Third Amendment to Credit Agreement among Flex Leasing & Power Service LLC, as borrower, each of the other borrowers and loan parties party thereto, the lenders party thereto and Texas Capital Bank, National Association, as administrative agent, dated December 22, 2020.
10.25*	Letter Agreement Regarding Limited Waiver of Leverage Ration Financial Covenant among Flex Leasing Power & Service LLC, each of the other borrowers and loan parties party thereto and Texas Capital Bank, National Association, as administrative agent, dated February 12, 2021.
10.26*	Fourth Amendment to Credit Agreement among Flex Leasing Power & Service LLC, each of the other borrowers and loan parties party thereto, the lenders party thereto and Texas Capital Bank, National Association, as administrative agent, dated June 29, 2021.
10.27*	Joinder Agreement by Flex Leasing and Power Service ULC, in favor of Texas Capital Bank, National Association, as administrative agent, dated December 22, 2020.
10.28*	Joinder Agreement and Amendment to Subordination and Intercreditor Agreement by Flex Leasing and Power Service ULC, in favor of Texas Capital Bank, National Association, as administrative agent, and acknowledged by the existing loan parties and subordinated lenders thereto dated December 22, 2020.
10.29*	Amendment to Security Agreement by Flex Power Co. dated December 22, 2020.
10.30*	Canadian Pledge and Security Agreement between Flex Leasing and Power Service ULC and Texas Capital Bank, National Association, as administrative agent, dated December 22, 2020.
10.31*	Stock Pledge Agreement among FlexEnergy Power Solutions, LLC, RNS Flex, LLC, Energy Special Situations Fund II, L.P., ESS Participation Fund II, L.P. and TRF Platform Holdings, LLC, to be in effect at the consummation of this offering.
10.32*	Simple Agreement for Future Equity between FlexEnergy Power Solutions, LLC and RNS Flex LLC, dated August 16, 2021
10.33*	Amendment to SAFE between FlexEnergy Power Solutions, LLC and RNS Flex LLC, dated October 25, 2021
10.34*	Simple Agreement for Future Equity between FlexEnergy Power Solutions, LLC and TRF Platform Holdings, LLC, dated August 16, 2021
21.1*	List of Subsidiaries of the Registrant.
23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.
23.2*	Consent of Rutan & Tucker, LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (see page II-6).

*	Previously filed.
+	Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Portsmouth, New Hampshire, on the 5th day of November, 2021.

FLEXENERGY GREEN SOLUTIONS, INC.

By:	/s/ Mark Schnepel

Name:	Mark Schnepel

Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark Schnepel	Chief Executive Officer	November 5, 2021
Mark Schnepel	(Principal Executive Officer)

/s/ Wes Kimmel	Chief Financial Officer	November 5, 2021
Wes Kimmel	(Principal Financial and Accounting Officer)

*	Director	November 5, 2021
Thomas Denison

*	Director	November 5, 2021
Patrick Connelly

*	Director	November 5, 2021
George Walker

* By:	/s/ Wes Kimmel

Wes Kimmel

Attorney-in-Fact